                    MANAGEMENT STATEMENT REGARDING COMPLIANCE
          WITH CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940

We, as members of management of Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio, Schwab MarketTrack All Equity Portfolio, Schwab Target 2010 Fund, Schwab Target 2020 Fund, Schwab Target 2030 Fund, Schwab Target 2040 Fund, and Schwab Retirement Income Fund (nine portfolios which are part of Schwab Capital Trust, hereafter referred to as the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and
(c) of Rule 17f-2 as of October 31, 2007, and from September 30, 2007 (date of our last examination) through October 31, 2007.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 2007 and from September 30, 2007 (date of our last examination) through October 31, 2007, with respect to securities reflected in the investment accounts of the Funds.

SCHWAB CAPITAL TRUST

/s/ Randall W. Merk                                             January 25, 2008
-----------------------------                         --------------------------
RANDALL W. MERK                                             DATE
PRESIDENT AND CHIEF EXECUTIVE OFFICER


/s/ George Pereira                                              January 25, 2008
-----------------------------                         --------------------------
GEORGE PEREIRA                                              DATE
PRINCIPAL FINANCIAL OFFICER AND TREASURER

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Trustees of
Schwab Capital Trust

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio, Schwab MarketTrack All Equity Portfolio, Schwab Target 2010 Fund, Schwab Target 2020 Fund, Schwab Target 2030 Fund, Schwab Target 2040 Fund, and Schwab Retirement Income Fund (nine portfolios which are part of Schwab Capital Trust, hereafter referred to as the "Funds") complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of October 31, 2007. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examinations.

Our examinations were conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of October 31, 2007 (with prior notice to management), and with respect to agreement of security purchases and sales for the period from September 30, 2007 (date of our last examination), through October 31, 2007:

      - Review of the Funds' underlying mutual fund investments at October 31, 2007 recorded on the books and records of Charles Schwab & Co, Inc. ("CSC") in its capacity as depositary for Brown Brothers Harriman, the Funds' custodian on such date.

      - Confirmation of CSC's omnibus accounts for the underlying mutual fund investments at October 31, 2007, and for a sample of days during the period from September 30, 2007 to October 31, 2007, with Boston Financial Data Services ("BFDS").

      - Review of CSC's reconciliation of their books and records to the omnibus accounts for the underlying mutual fund investments to the books and records of BFDS, at October 31, 2007, and for a sample of days during the period from September 30, 2007 to October 31, 2007, in all material respects.

      - Agreement of the Funds' underlying mutual fund investments at October 31, 2007 recorded on the books and records of the Funds to the books and records of CSC.

      - Agreement of a sample of security purchases and security sales of the underlying mutual fund investments for the period from September 30, 2007 through October 31, 2007 from the books and records of the Funds to the books and records of CSC.

     We believe that our examinations provide a reasonable basis for our opinion. Our examinations do not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 2007 with respect to mutual fund investments reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management, the Board of Trustees of Schwab Capital Trust, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP
San Francisco, California
January 25, 2008

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

       Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.  Investment Company Act File Number:              Date examination completed:

                811-7704                                   October 31, 2007


2.  State Identification Number:

AL         --       AK     60036878      AZ     13076           AR     60008422     CA     505-6972         CO     IC 1993 06 160
CT    214153        DE     3149          DC     60009290        FL         --       GA     SC-MF-019938     HI           --
ID    45975         IL     60005106      IN     93-0319 IC      IA     I-34553      KS     1996S0000067     KY     60005040
LA    115305        ME     202648        MD     SM19950826      MA     95-0438      MI     928265           MN     R-36652.1
MS    60022539      MO     1993-00496    MT     33571           NE     29,687       NV           --         NH           --
NJ    BEM-1167      NM     11440         NY     S27-32-26       NC     3181         ND     N129             OH     58892
OK    SE-2159005    OR     1995-665-1    PA     1993-05-025MF   RI         --       SC     MF9250           SD     6517
TN    RM06-3688     TX     C 48139       UT     004-8656-45     VT     7/24/95-14   VA     116961           WA     60014080
WV    BC 30435      WI     303932-03     WY     18237           PUE RTO RICO                 S-16021


Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - BALANCED PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

       Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.  Investment Company Act File Number:              Date examination completed:

                811-7704                                   October 31, 2007

2.  State Identification Number:

AL        --        AK    60036879      AZ    13077            AR    60008421      CA    505-6972        CO    IC 1993 06 160
CT    214151        DE    3150          DC    60009291         FL        --        GA    SC-MF-019938    HI        --
ID    45978         IL    60005106      IN    93-0319 IC       IA    I-34554       KS    1996S0000069    KY    60005040
LA    115305        ME    202647        MD    SM19950827       MA    95-0423       MI    928266          MN    R-36652.1
MS    60022517      MO    1993-00496    MT    33573            NE    29,680        NV        --          NH        --
NJ    BEM-1167      NM    15784         NY    S27-32-28        NC    3181          ND    N130            OH    58892
OK    SE-2159006    OR    2006-1134     PA    1993-05-025MF    RI        --        SC    MF9261          SD    6516
TN    RM06-3688     TX    C 48129       UT    004-8656-45      VT    7/24/95-13    VA    116961          WA    60014088
WV    BC 30436      WI    303935-03     WY    18237            PUERTO RICO               S-16019

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - CONSERVATIVE PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

       Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.  Investment Company Act File Number:              Date examination completed:

                811-7704                                   October 31, 2007

2.  State Identification Number:

AL        --        AK    60034922      AZ    13078            AR    60008420      CA    505-6972        CO    IC 1993 06 160
CT    214152        DE    3151          DC    60009292         FL        --        GA    SC-MF-019938    HI        --
ID    45976         IL    60005106      IN    93-0319 IC       IA    I-34555       KS    1996S0000068    KY    60005040
LA    115305        ME    202646        MD    SM19950820       MA    95-0424       MI    928267          MN    R-36652.1
MS    60022514      MO    1993-00496    MT    33572            NE    29,681        NV        --          NH        --
NJ    BEM-1167      NM    15782         NY    S31-76-61        NC    3181          ND    N131            OH    58892
OK    SE-2159007    OR    2006-1135     PA    1993-05-025MF    RI        --        SC    MF9260          SD    6518
TN    RM06-3688     TX    C 48130       UT    004-8656-45      VT    7/24/95-15    VA    116961          WA    60014083
WV    BC 30437      WI    303933-03     WY    18237            PUERTO RICO               S-16002

Other (specify):


3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - GROWTH PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

       Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.  Investment Company Act File Number:              Date examination completed:

                811-7704                                   October 31, 2007

2.   State Identification Number:

AL        --        AK    60039730      AZ    20205            AR    60008428      CA    505-6972        CO    IC 1993 06 160
CT    214160        DE    339           DC    60009385         FL        --        GA    SC-MF-019938    HI        --
ID    49355         IL    60005106      IN    93-0319 IC       IA    I-41482       KS    1998S0001357    KY    60005040
LA    115305        ME    213755        MD    SM19981147       MA        --        MI    924329          MN    R-36652.1
MS    60030817      MO    1993-00496    MT    39119            NE    35,612        NV        --          NH        --
NJ    BEM-1167      NM    4944          NY    S30-55-49        NC    3181          ND    V578            OH    58892
OK    SE-2159008    OR    2006-1136     PA    1993-05-025MF    RI        --        SC    MF11533         SD    15702
TN    RM06-3688     TX    C 56104       UT    004-8656-45      VT    5/07/98-01    VA    116961          WA    60020838
WV    MF 32088      WI    349089-03     WY    18237            PUERTO RICO               S-19466

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - ALL EQUITY PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

       Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.  Investment Company Act File Number:              Date examination completed:

                811-7704                                   October 31, 2007

2.  State Identification Number:

AL         --      AK    60055518    AZ    41142          AR    60017059     CA    505-6972      CO    IC 1993 06 160
CT    1032982      DE    45693       DC    60023971       FL       --        GA    SC-MF-019938  HI           --
ID    58395        IL    60005106    IN    93-0319 IC     IA    I-60269      KS    2005S0001033  KY    60012844
LA    113534       ME    10008609    MD    SM20051289     MA       --        MI    945073        MN    R-36652.1
MS    60038621     MO    1993-00496  MT    54741          NE    63,524       NV          --      NH          --
NJ    BEM-2865     NM    20223       NY    S31-22-19      NC    3181         ND    AR186         OH    59037
OK    SE-2149186   OR    2005-804    PA    1993-05-025MF  RI       --        SC    MF15893       SD    34179
TN    RM06-3660    TX    C 77193     UT    006-9580-98    VT    6/29/05-31   VA    116961        WA    60039055
WV    MF 52719     WI    495560-03   WY    18237          PUERTO RICO             S-29570

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB TARGET 2010 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

       Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.  Investment Company Act File Number:              Date examination completed:

                811-7704                                   October 31, 2007

2.   State Identification Number:

AL         --      AK    60055519     AZ    41143           AR    60017060    CA    505-6972      CO    IC 1993 06 160
CT    1032981      DE    45694        DC    60023972        FL       --       GA    SC-MF-019938  HI          --
ID    58396        IL    60005106     IN    93-0319 IC      IA    I-60270     KS    2005S0001034  KY    60012844
LA    113534       ME    10008610     MD    SM20051288      MA       --       MI    945074        MN    R-36652.1
MS    60038622     MO    1993-00496   MT    54742           NE    63525       NV          --      NH          --
NJ    BEM-2865     NM    20222        NY    S31-22-18       NC    3181        ND    AR187         OH    59037
OK    SE-2149187   OR    2005-805     PA    1993-05-025MF   RI       --       SC    MF15892       SD    34177
TN    RM06-3660    TX    C 77194      UT    006-9580-98     VT    6/29/05-32  VA    116961        WA    60039056
WV    MF 52720     WI    495561-03    WY    18237           PUERTO RICO             S-29571

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB TARGET 2020 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

       Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.  Investment Company Act File Number:              Date examination completed:

                811-7704                                   October 31, 2007

2.  State Identification Number:

AL        --        AK    60055521      AZ    41144            AR    60017062      CA    505-6972        CO    IC 1993 06 160
CT    1032980       DE    45695         DC    60023974         FL        --        GA    SC-MF-019938    HI        --
ID    58398         IL    60005106      IN    93-0319 IC       IA    I-60272       KS    2005S0001036    KY    60012844
LA    113534        ME    10008612      MD    SM20051290       MA        --        MI    945076          MN    R-36652.1
MS    60038624      MO    1993-00496    MT    54744            NE    63527         NV        --          NH        --
NJ    BEM-2865      NM    20221         NY    S31-22-16        NC    3181          ND    AR188           OH    59037
OK    SE-2149188    OR    2005-807      PA    1993-05-025MF    RI        --        SC    MF15891         SD    34176
TN    RM06-3660     TX    C 77195       UT    006-9580-98      VT    6/29/05-33    VA    116961          WA    60039058
WV    MF 52721      WI    495563-03     WY    18237            PUERTO RICO               S-29572

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB TARGET 2030 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

       Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.  Investment Company Act File Number:              Date examination completed:

                811-7704                                   October 31, 2007

2.  State Identification Number:

AL        --        AK    60055520      AZ    41145            AR    60017061      CA    505-6972        CO    IC 1993 06 160
CT    1032979       DE    45696         DC    60023973         FL        --        GA    SC-MF-019938    HI        --
ID    58397         IL    60005106      IN    93-0319 IC       IA    I-60271       KS    2005S0001035    KY    60012844
LA    113534        ME    10008611      MD    SM20051291       MA        --        MI    945075          MN    R-36652.1
MS    60038623      MO    1993-00496    MT    54743            NE    63528         NV        --          NH        --
NJ    BEM-2865      NM    20220         NY    S31-22-17        NC    3181          ND    AR189           OH    59037
OK    SE-2149189    OR    2005-806      PA    1993-05-025MF    RI        --        SC    MF15890         SD    34175
TN    RM06-3660     TX    C 77196       UT    006-9580-98      VT    6/29/05-34    VA    116961          WA    60039057
WV    MF 52722      WI    495562-03     WY    18237            PUERTO RICO               S-29573

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB TARGET 2040 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

       Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.  Investment Company Act File Number:              Date examination completed:

                811-7704                                   October 31, 2007

2.   State Identification Number:

AL        --        AK    60055522      AZ    41146            AR    60017063      CA    505-6972        CO    IC 1993 06 160
CT    1032978       DE    45697         DC    60023975         FL        --        GA    SC-MF-019938    HI        --
ID    58399         IL    60005106      IN    93-0319 IC       IA    I-60273       KS    2005S0001037    KY    60012844
LA    113534        ME    10008613      MD    SM20051285       MA        --        MI    945077          MN    R-36652.1
MS    60038625      MO    1993-00496    MT    54740            NE    63529         NV        --          NH        --
NJ    BEM-2865      NM    20224         NY    S31-22-20        NC    3181          ND    AR190           OH    59037
OK    SE-2149190    OR    2005-808      PA    1993-05-025MF    RI        --        SC    MF15894         SD    34178
TN    RM06-3660     TX    C 77192       UT    006-9580-98      VT    6/29/05-30    VA    116961          WA    60039059
WV    MF 52718      WI    495564-03     WY    18237            PUERTO RICO               S-29569

Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB RETIREMENT INCOME FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104